EXHIBIT 10.36

Kite Realty Group Trust

Schedule of Non-Employee Trustee Fees and Other Compensation

Annual Retainer	$60,000

Committee Chair Annual Retainer	Audit Committee: $20,000 Compensation Committee: $15,000 Nominating and Corporate Governance Committee: $10,000

Committee Member Annual Retainer	Audit Committee: $10,000 Compensation Committee: $7,500 Nominating and Corporate Governance Committee: $5,000

Lead Trustee Annual Retainer	$20,000

Annual Restricted Share Awards
Each trustee will receive restricted common shares with a value of $85,000 on an annual basis, which shares will vest on the one-year anniversary of the grant date.  In addition, upon initial election each trustee will receive a one-time grant of 750 restricted common shares, which shares will vest on the one-year anniversary of the grant date.

Effective April 1, 2016.